Exhibit 16.1





          February 3, 1994

          Office of the Chief Accountant     Arthur Andersen & Co.
          SECPS Letter File
          Securities and Exchange Commission
          Mail Stop 9-5                      One International Place
          450 Fifth Street, N.W.             Boston MA 02110-2604
          Washington, DC  20549              617 330 4000





          Dear Sirs:

          We have read the first four paragraphs in Item 4 included in the attached Form 8-K/A dated February 3, 1994 of Central Maine Power Company filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

          Very truly yours,


          ARTHUR ANDERSEN & CO.


          MKB

          Copy to:  Mr. David E. Marsh, Central Maine Power